PRESS RELEASE

Company Contacts:	Investor Contact:
Jennifer Crane	Mark Hood
Crossroads Systems	Crossroads Systems
jcrane@crossroads.com	mhood@crossroads.com
512.928.6897 or 800.643.7148	512.928.7330

Press Contact:

Matthew Zintel

Zintel Public Relations

matthew.zintel@zintelpr.com

281.444.1590

FOR IMMEDIATE RELEASE

Crossroads Systems Reports Fiscal Third Quarter 2013 Financial Results

AUSTIN, Texas – September 12, 2013 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data archive solutions, reported financial results for its fiscal third quarter ended July 31, 2013.

Revenue for fiscal Q3 2013 was $2.8 million, a decrease of 21 percent from $3.5 million in the same quarter a year ago primarily attributable to a one-time deal with a large ReadVerify (RVA) customer in 2012. Gross profit for fiscal Q3 2013 was $2.1 million, or 75 percent of total revenue, as compared to $2.6 million or 75 percent of total revenue in the same quarter a year ago. Operating expenses for fiscal Q3 2013 totaled $5.7 million as compared to $5.8 million in the same period a year ago. Research and development expenses decreased by approximately $1.0 million, as expected, but were offset by increases in general and administrative expenses mainly due to severance-related expenses and professional fees.

Net loss for fiscal Q3 2013 totaled $4.1 million or $0.34 loss per share, as compared to a net loss of $3.2 million or $0.29 loss per share in the same quarter a year ago.

At July 31, 2013, cash and cash equivalents totaled $9.9 million, as compared to $6.0 million in the previous quarter. Crossroads received a net amount of approximately $9.1 million from Fortress Credit Corporation (Fortress) and re-paid its revolving and term loans to Silicon Valley Bank using $2.1 million of the proceeds.

Management Commentary

Richard K. Coleman, Jr., Interim President and CEO at Crossroads Systems, said, “During the third quarter, we took decisive action to reposition the Company across all of our key assets. Additionally, we saw continued growth and market acceptance for our StrongBox product. We also implemented cost reductions and modified our product distribution strategy. Although our financial results do not yet reflect the benefits of these improvements, we believe we have appropriately positioned the company for the future.”

Conference Call Information

Crossroads will hold a conference call on Thursday, September 12, 2013 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss the financial results. Interim President and CEO Richard K. Coleman, Jr., and CFO Jennifer Crane will host the call. A question and answer session will follow management's presentation.

Date: Thursday, September 12, 2013

Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)

Dial-In Number: (877) 221-8809

International: (706) 679-8667

To access the live or recorded webcast, visit:

http://us.meeting-stream.com/crossroadssystemsinc_091213

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. The conference call will also be available via the company's website in the Investor Relations Events & Presentations section. For more information and to view recent press releases, visit www.crossroads.com.

About Crossroads Systems

Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data archive solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads holds more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements

This press release includes forward-looking statements that relate to the business and expected future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances and its ability to achieve or maintain profitability. The future performance of Crossroads Systems may be adversely affected by the following risks and uncertainties: uncertainties relating to product development and commercialization, uncertain market acceptance of Crossroads Systems products, including StrongBox, intense competition in the data protection and storage markets, variations in quarterly results and a consequence of unpredictable sales cycles and other factors, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, technological change in the industry, future capital requirements, regulatory actions or delays and other factors that may cause actual results to be materially different from those described or anticipated by these forward-looking statements. For a more detailed discussion of these factors and risks, investors should review Crossroads Systems’ reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which can be accessed through the SEC’s website or by clicking “SEC Filings” on the company’s Investor Relations website at http://investors.crossroads.com. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads Systems undertakes no duty to update this information to reflect future events, information or circumstances.

©2013 Crossroads Systems, Inc., Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.

*Tables Attached*

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	October 31,	July 31,
ASSETS	2012	2013
		(Unaudited)
Current assets:
Cash and cash equivalents	$6,895	$9,871
Accounts receivable, net of allowance for doubtful
accounts of $102 and $100, respectively	2,847	2,411
Inventory	376	289
Prepaid expenses and other current assets	309	625

Total current assets	10,427	13,196

Property and equipment, net	1,521	1,240
Other assets	76	473

Total assets	$12,024	$14,909

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$1,260	$961
Accrued expenses	2,879	2,152
Deferred revenue	1,306	1,471
Current portion of long term debt, net	2,948	645

Total current liabilities	8,393	5,229

Long term debt, net	1,370	7,692
Long term derivative liability	-	1,539
Other long term liabilities	264	222

Convertible preferred stock, $0.001 par value, 25,000,000 shares authorized,
0 and 4,231,154 shares issued and outstanding, respectively, net	-	6,394

Stockholders' equity (deficit):
Common stock, $0.001 par value, 75,000,000 shares authorized,
11,679,860 and 11,942,606 shares issued and outstanding, respectively	12	12
Additional paid-in capital	204,582	208,394
Accumulated other comprehensive loss	(39)	(47)
Accumulated deficit	(202,558)	(214,526)

Total stockholders' equity (deficit)	1,997	(6,167)

Total liabilities and stockholders' equity (deficit)	$12,024	$14,909

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2012	2013	2012	2013
Revenue:
Product	$1,608	$1,239	$4,611	$4,203
IP license, royalty and other	1,912	1,555	4,941	4,879

Total revenue	3,520	2,794	9,552	9,082

Cost of revenue:
Product	235	189	471	569
IP license, royalty and other	658	511	1,131	1,887

Total cost of revenue	893	700	1,602	2,456

Gross profit	2,627	2,094	7,950	6,626

Operating expenses:
Sales and marketing	1,573	1,771	4,516	5,640
Research and development	3,234	2,203	8,653	8,050
General and administrative	935	1,732	2,530	3,513
Amortization of intangible assets	16	-	110	-

Total operating expenses	5,758	5,706	15,809	17,203

Loss from operations	(3,131)	(3,612)	(7,859)	(10,577)

Interest expense	(75)	(69)	(178)	(203)
Change in value of derivative liability	-	771	-	771
Other income	(31)	-	(16)	4

Net loss	$(3,237)	$(2,910)	$(8,053)	$(10,005)

Dividends and beneficial conversion on preferred stock	$-	$(1,146)	$-	$(2,010)
Net loss available to common stockholders, basic and diluted	$(3,237)	$(4,056)	$(8,053)	$(12,015)
Net loss per share available to common stockholders,
basic and diluted	$(0.29)	$(0.34)	$(0.73)	$(1.01)

Shares used in computing net loss per share:
Available to common stockholders, basic and diluted	11,194,755	11,881,928	11,072,574	11,845,796

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended
	July 31,
	2012	2013

Cash flows from operating activities:
Net loss	$(8,053)	$(10,005)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	505	617
Interest incurred on conversion to preferred stock	-	55
Gain on change in value of derivative liability	-	(771)
Amortization of debt discount	-	16
Amortization of intangible assets	110	-
Loss on disposal of property and equipment	17	-
Stock-based compensation	1,280	848
Provision for doubtful accounts receivable	28	(2)
Changes in assets and liabilities:
Accounts receivable	586	443
Inventory	(128)	87
Prepaid expenses and other assets	(2)	(617)
Accounts payable	(1,177)	(415)
Accrued expenses	270	(411)
Deferred revenue	1,094	116
Net cash used in operating activities	(5,470)	(10,039)
Cash flows from investing activities:
Purchase of property and equipment	(700)	(334)
Proceeds from sale of property and equipment	15	-
Purchase of held-to-maturity investments	(185)	-
Maturity of held-to-maturity investments	3,570	-
Net cash provided by (used in) investing activities	2,700	(334)
Cash flows from financing activities:
Proceeds from issuance of common stock	3,160	68
Proceeds from issuance of preferred stock	-	7,332
Proceeds from issuance of bridge loan	-	550
Proceeds from issuance of debt	3,000	9,716
Repayment of debt	(422)	(4,318)
Net cash provided by financing activities	5,738	13,348

Effect of foreign exchange rate on cash and cash equivalents	(14)	1
Net increase in cash and cash equivalents	2,954	2,976
Cash and cash equivalents, beginning of period	7,336	6,895
Cash and cash equivalents, end of period	$10,290	$9,871

Supplemental disclosure of cash flow information:

Cash paid for interest	$131	$119
Cash paid for income taxes	$1	$3

Supplemental disclosure of non cash financing activities:
Conversion of promissory notes to preferred stock	$-	$605
Issuance of common stock warrants	$-	$1,543
Beneficial conversion associated with preferred stock	$-	$1,090
Common stock dividends issued to preferred shareholders	$-	$106
Discount associated with long term debt	$-	$1,375